UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 12(b) or (g) of
the Securities Exchange Act of 1934
(Date of Report (date of earliest event reported)) : September 27, 2005
Cortland Bancorp
(Exact name of registrant specified in its charter)

Ohio (State or other jurisdiction of incorporation)	0-13814 (Commission File Number)	34-1451118 (IRS Employer Identification No.)

194 West Main Street Cortland, Ohio (Address of principal executive offices)	44410 (Zip Code)
Registrant’s telephone number, including area code (330) 637-8040
[not applicable]
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement
     In recognition of Chairman and President Rodger W. Platt’s pending retirement and his many years of service to Cortland Bancorp and The Cortland Savings and Banking Company, on September 27, 2005 the board of directors approved an Endorsement Split Dollar Agreement to be entered into between Mr. Platt and The Cortland Savings and Banking Company. The board also approved a cash bonus for Mr. Platt in the amount of $242,788, recognizing Mr. Platt’s service of more than 40 years and the growth and profitability achieved by the bank under his leadership.
     With this most recent action, Mr. Platt will be a party to two split dollar agreements with The Cortland Savings and Banking Company. Both split dollar agreements give to Mr. Platt the right to designate the beneficiary of death proceeds from a bank-owned insurance policy on his life. Dated February 23, 2001 and amended August 15, 2002 and September 29, 2005, the first agreement allows Mr. Platt to designate the beneficiary of insurance policy death proceeds in an amount equal to his highest base annual salary when his retirement occurs. For this purpose, base annual salary is defined by the February 23, 2001 agreement to mean compensation of the type that would be reported as salary in the Summary Compensation Table of Cortland Bancorp’s proxy statement for annual meeting proxy statements, exclusive of board fees. Based on this definition, the death benefit under the amended February 23, 2001 Split Dollar Agreement will be $242,788. This second, new split dollar agreement will allow Mr. Platt to designate the beneficiary of an additional portion of the policy’s death proceeds, specifically all net death proceeds remaining after payment to Mr. Platt’s beneficiaries of the amount payable under the amended February 23, 2001 Split Dollar Agreement. The term net death proceeds means the policy’s total death benefit minus policy cash surrender value. In other words, as a consequence of this second, new split dollar agreement, Mr. Platt will have the right to designate the beneficiary of the insurance policy’s entire net death benefit, which currently is approximately $350,000.
     The new Endorsement Split Dollar Agreement provides an alternative bank-paid death benefit if The Cortland Savings and Banking Company cancels the policy to which both split dollar agreements relate. Similarly, the amended February 23, 2001 Split Dollar Agreement is being amended to provide the identical bank-paid death benefit alternative. If the bank cancels the policy on Mr. Platt’s life, which the bank currently has no intention to do, when Mr. Platt dies the bank must pay Mr. Platt’s designated beneficiary directly an amount equal to the proceeds that would have been paid to the beneficiary under the cancelled insurance policy. Moreover, because bank-paid death benefits would, in contrast to insurance proceeds, be taxable, the bank must also pay a tax gross-up benefit so that the net cash retained by the designated beneficiary after federal and state income taxes equals the proceeds that would have been paid to the beneficiary under the cancelled insurance policy.
     This recent action will have no effect on the August 15, 2002 Amended Salary Continuation Agreement Mr. Platt and the bank entered into. That Amended Salary Continuation Agreement promises to Mr. Platt an annual retirement benefit of $60,000 for 15 years for retirement on or after attaining age 70. Mr. Platt attained age 70 in September 2005 and his retirement is expected to become effective on October 31, 2005. Giving Mr. Platt the right to designate the beneficiary of $523,203 of the death proceeds payable under the bank-owned insurance policy on Mr. Platt’s life, the August 15, 2002 Amended Split Dollar Agreement associated with the Amended Salary Continuation Agreement terminated by its terms when Mr. Platt attained age 70.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     At the September 27, 2005 meeting of the board of directors, the management succession plan announced in the Form 8-K Current Reports filed with the Securities and Exchange Commission on May 19 and May 25, 2005 was reaffirmed. Although Mr. Platt no longer expects to enter into a consulting agreement, as Chairman Emeritus he will continue to attend board meetings. Mr. Lawrence A. Fantauzzi, Chief Financial Officer and Secretary, will be succeeded in both of those roles by Mr. James Gasior. As previously announced, Mr. Fantauzzi will serve as President and Chief Executive Officer after Mr. Platt’s retirement.
Item 9.01(d) Exhibits
(a)	February 23, 2001 Split Dollar Agreement (composite, as amended on August 15, 2002 and September 29, 2005)

(b)	Endorsement Split Dollar Agreement with Mr. Rodger W. Platt dated as of September 29, 2005
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cortland Bancorp
Date: September 29, 2005	/s/ Rodger W. Platt
Rodger W. Platt
Chairman and President